EXHIBIT 10.1
                                         As adopted by Board of Directors
                                                         November 9, 2005


                    2006 LONG TERM INCENTIVE PLAN (LTIP)
                    ------------------------------------

   1.1 GRANT OF RESTRICTED STOCK. Under the terms and provisions of the Newell Rubbermaid Inc. 2003 Stock Plan (the "Stock Plan"), the terms of which are hereby incorporated by reference, the Committee, at any time and from time to time, may grant Shares of Restricted Stock to eligible employees in such amounts, as the Board shall determine.
   This Long Term Incentive Plan establishes a methodology for determining awards of Restricted Stock under the Stock Plan. Awards made pursuant to this LTIP shall constitute Performance Shares for purposes of Section 9 of the Stock Plan and are intended to qualify as performance-based compensation under Section 162(m) of the Internal Revenue Code. Based on attainment of the performance goals established pursuant to this LTIP, the Committee will grant shares of Restricted Stock to eligible Key Employees. A maximum of 250,000 shares of Restricted Stock may be granted to any eligible Key Employee in any one calendar year pursuant to this LTIP, in each case subject to adjustment as provided in the Stock Plan.

   1.2 GUIDELINES. Each grant of Restricted Stock shall be made based on the applicable target of an employee's base salary set forth below:

        *    Salary Level 6 - 25%
        *    Salary Level 7 - 50%
        *    Salary Level 8 and above - 100%

   The following criteria will be used to determine the actual level:

        *    Total Shareholder Return (75%)
        *    Free Cash Flow (25%)

   The total point value will be used as follows:

   * Total Shareholder Return will be calculated based on the following formula:

                  (Change in Stock Price) + (Dividend)
                  -----------------------------------
                       (Beginning Stock Price)

        o    Top 4 of comparator group     =    100% of target
        o    5 - 8  of comparator group    =    75%   of target
        o    9 - 12 of comparator group    =    50%   of target
        o    13 - 16 of comparator group   =    25%   of target
        o    Bottom 4  of comparator group =    0%

    NOTE:  TARGET IS 75% OF THE TOTAL AWARD PAYOUT FOR SHAREHOLDER RETURN




                                         As adopted by Board of Directors
                                                         November 9, 2005


   *    The Free Cash Flow award will be calculated based on the
        following schedule:
        o    > 110% of FCF target          =    100% of target
        o    100 - 110% of FCF target      =    75%   of target
        o    90 - 100% of FCF target       =    50%   of target
        o    80 - 90% of FCF target        =    25%   of target
        o    <80% of FCF target            =    0%

      NOTE:  TARGET IS 25% OF THE TOTAL AWARD PAYOUT FOR FREE CASH FLOW

   The list of eligible employees is determined prior to the beginning of the fiscal year. For 2006, all employees of Newell Rubbermaid holding the position of Director (Salary Level 6) or above shall be eligible to participate in the LTIP.

   1.3 RESTRICTED STOCK AGREEMENT. Each Restricted Stock grant made pursuant to this LTIP shall be evidenced by a Stock Award Agreement in accordance with Section 10 of the Stock Plan that shall specify the Period of Restriction at a 3 year cliff, the number of Shares of Restricted Stock granted, and such other provisions as the Committee shall determine.

   1.4 TRANSFERABILITY. Except as provided in this Article, the Shares of Restricted Stock granted herein may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated until the end of the applicable Period of Restriction established by the Committee in its sole discretion and set forth in the Stock Award Agreement. All rights with respect to the Restricted Stock granted to an eligible employee under the LTIP shall be available during his or her lifetime only to such eligible employee.

   1.5 OTHER RESTRICTIONS. The Committee shall impose such other conditions and/or restrictions on any Shares of Restricted Stock granted pursuant to the LTIP as it may deem advisable including, without limitation, continued employment with Newell Rubbermaid, restrictions based upon the achievement of specific company-wide performance goals, time-based restrictions on vesting following the attainment of performance goals, and/or restrictions under applicable federal or state securities laws. The Committee will establish performance targets annually in accordance with the standards set forth in this LTIP.

        Except as otherwise provided in this Article or pursuant to the Stock Plan, Shares of Restricted Stock covered by each award of Restricted Stock made pursuant to the LTIP shall become freely transferable by the eligible employee after the last day of the applicable Period of Restriction.




                                         As adopted by Board of Directors
                                                         November 9, 2005


   1.6 DIVIDENDS AND OTHER DISTRIBUTIONS. During the Period of Restriction, eligible employees holding Shares of Restricted Stock granted hereunder will be credited with regular cash dividends paid with respect to the underlying Shares while they are so held; provided that the Committee may apply any restrictions to the dividends that the Committee deems appropriate. Without limiting the generality of the preceding sentence, if the grant or vesting of Restricted Stock granted to an eligible employee is intended to qualify as performance-based compensation, the Committee may apply any restrictions it deems appropriate to the payment of dividends declared with respect to such Restricted Stock, such that the dividends and/or the Restricted Stock maintain eligibility for the Performance-Based Exception.

   1.7 TERMINATION OF EMPLOYMENT/DIRECTORSHIP. Each Stock Award Agreement shall set forth the extent to which the eligible employee shall have the right to receive unvested Restricted Stock following termination of the eligible employee's employment or directorship with Newell Rubbermaid. Such provisions shall be determined in the sole discretion of the Committee, shall be included in the Stock Award Agreement entered into with each eligible employee, need not be uniform among all Shares of Restricted Stock issued pursuant to the LTIP, and may reflect distinctions based on the reasons for termination; provided, however that, except in the cases of terminations connected with a Change in Control and terminations by reason or death or Total Disability, and certain terminations without Cause, the vesting of shares of Restricted Stock which qualify for the Performance-Based Exception and which are held by eligible employees shall occur at the time they otherwise would have, but for the termination.

   1.8 PERFORMANCE GOALS. Following the completion of the performance period, the Committee shall determine, in its sole judgment, the extent to which such performance goals have been achieved and shall authorize the issuance of Restricted Stock to participants in accordance with the terms of this LTIP. No Restricted Stock will be awarded pursuant to this LTIP except on the basis of the attainment of such performance criteria and in the amount specified herein; provided that the Committee retains the discretion to reduce any amount to be awarded hereunder or to terminate an individual's participation in this LTIP. No individual who is not employed by the Company or any of its affiliates on the date of such determination by the Committee shall be eligible to receive an award of Restricted Stock hereunder.

   1.9 CAPITALIZED TERMS. Capitalized terms used but not defined herein shall have the meanings assigned to such terms pursuant to the Stock Plan.